UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 8, 2008

Cogdell Spencer Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-32649	20-3126457
(State or other jurisdiction of	(Commission File	(IRS Employer
incorporation)	Number)	Identification Number)

4401 Barclay Downs Drive, Suite 300
Charlotte, North Carolina		28209
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (704) 940-2900
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement
Please see item 5.02 below.
ITEM 1.02 Termination of a Material Definitive Agreement
Please see item 5.02 below.

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
As previously disclosed in the Form 8-K filed on June 3, 2008 by Cogdell Spencer Inc., on May 28, 2008 Cogdell Spencer Inc. and Cogdell Spencer LP (collectively, the “Company”) and Heidi M. Wilson agreed to terminate her employment as Executive Vice President of the Company. On July 8, 2008, the Company entered into a separation and release agreement (the “Separation Agreement”) with Mrs. Wilson terminating Mrs. Wilson’s employment with the Company and which provides for, among other things, a special severance payment to Mrs. Wilson in the amount of $400,000 less standard deductions and withholdings, payable within 30 days after July 16, 2008, the effective date of the Separation Agreement, provided that Mrs. Wilson does not revoke the Separation Agreement before midnight on July 15, 2008. The Separation Agreement includes mutual releases between the Company and Mrs. Wilson as well as certain negative and affirmative covenants, including covenants relating to non-disclosure by Mrs. Wilson of the Company’s confidential information. The foregoing summary is qualified in its entirety by reference to the Separation Agreement, which is being filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.
ITEM 9.01 Financial Statements and Exhibits

Exhibit 10.1	Separation and Release Agreement, dated July 8, 2008, by and between Cogdell Spencer Inc., Cogdell Spencer LP and Heidi Wilson.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGDELL SPENCER INC.
By:	/s/ Frank C. Spencer
	Name:	Frank C. Spencer
	Title:	Chief Executive Officer and President

Date: July 14, 2008

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